Item. 77.A)C) Matters Submitted to a Vote of Security
Holders

Fund Series 08, 09, and 10 submitted proposals to their shareholders in 1997 as follows:

Fund Series 08, Atlas U.S. Government Intermediate Fund,
approved a proposed plan of reorganization with Atlas U.S.
Government and Mortgage Securities Fund according to the
following proxy tally as of November 24, 1997:
          For: 251,443.229 shares  57.11%
          Against:      1,146.024 shares     0.26%
          Abstain:     8,514.380 shares 1.93%
                Not Voted:179,139.701 shares 40.69%

Fund Series 09, Atlas National Insured Intermediate
Municipal Fund, approved a proposed plan of reorganization
with Atlas National Municipal Bond Fund according to the
following proxy tally as of November 24, 1997:
          For: 614,306.808 shares  60.74%
          Against:    9,617.237 shares   0.95%
          Abstain:   11,818.845 shares  1.17%
              Not Voted: 375,666.317 shares  37.14%

Fund Series 10, Atlas California Insured Intermediate
Municipal Fund, approved a proposed plan of reoganization
with Atlas California Municipal Bond Fund according to the
following proxy tally as of November 24, 1997:
          For: 1,010,259.224 shares     58.75%
          Against:      24,730.250 shares      1.44%
          Abstain:      45,463.690 shares      2.64%
               Not Voted:     639,198.144 shares   37.17%



Item 77.A)M) Mergers

At the close of business on December 5, 1997 the following
Atlas fund mergers were consummated:

Atlas U.S. Government Intermediate Fund, Series number 08, merged into Atlas U.S. Government and Mortgage Securities
Fund, Series number 05.

Atlas National Insured Intermediate Municipal Fund, Series number 09, merged into Atlas National Municipal Bond Fund,
Series number 03.

Atlas California Insured Intermediate Municipal Fund, Series number 10, merged into Atlas California Municipal Bond Fund,
Series number 04.